American Mutual Fund, Inc.
333 S. Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$167,068
Class B	$4,513
Class C	$5,134
Class F	$5,055
Total	$181,770
Class 529-A	$2,152
Class 529-B	$241
Class 529-C	$389
Class 529-E	$101
Class 529-F	$63
Class R-1	$79
Class R-2	$865
Class R-3	$1,875
Class R-4	$571
Class R-5	$2,537
Total	$8,873

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3000
Class B	$0.1870
Class C	$0.1809
Class F	$0.2940
Class 529-A	$0.2879
Class 529-B	$0.1702
Class 529-C	$0.1717
Class 529-E	$0.2452
Class 529-F	$0.3173
Class R-1	$0.1594
Class R-2	$0.1781
Class R-3	$0.2471
Class R-4	$0.2879
Class R-5	$0.3285

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	566,453
Class B	24,610
Class C	29,273
Class F	17,799
Total	638,135
Class 529-A	7,864
Class 529-B	1,454
Class 529-C	2,388
Class 529-E	434
Class 529-F	217
Class R-1	423
Class R-2	5,053
Class R-3	7,730
Class R-4	2,086
Class R-5	7,060
Total	34,709

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$30.81
Class B	$30.60
Class C	$30.54
Class F	$30.73
Class 529-A	$30.77
Class 529-B	$30.67
Class 529-C	$30.67
Class 529-E	$30.70
Class 529-F	$30.80
Class R-1	$30.64
Class R-2	$30.59
Class R-3	$30.67
Class R-4	$30.76
Class R-5	$30.82